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                                                                  Exhibit (99)

                                                                    [TRW LOGO]




NEWS RELEASE                                 TRW Inc.
                                             1900 Richmond Road
                                             Cleveland, OH 44124


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                                              Contact
                                              Jay McCaffrey
                                              216-291-7179



TRW ANNOUNCES CHANGES IN WAREHOUSE MANAGEMENT, SOFTWARE SECURITY PRODUCT LINES

CLEVELAND, December 10, 1999 -- TRW Inc. (NYSE: TRW) announced today that the MARC(TM) product will no longer be part of the company's ongoing warehouse management systems business. In addition, TRW will discontinue the sale of its Cybershield software security product line.

As a result of these actions, in the fourth quarter of 1999 the company will report a one-time, primarily noncash charge to earnings of approximately $50 million aftertax. In addition, in the fourth quarter TRW to date has reduced its holdings in RF Micro Devices (RFMD) stock to 18 percent resulting in a gain of approximately $110 million after tax. As previously announced, TRW has committed to a continued equity position in RFMD, agreeing to maintain stock ownership of at least 10 percent of current outstanding shares until at least May 1, 2001.

The company will honor all MARC and Cybershield product commitments while moving forward. MARC (Material and Resource Control) is a warehouse management system product. The Cybershield software is a proprietary product combining the functions of an Internet firewall with added security features to protect sensitive information. Warehouse management systems integration will continue to be a TRW offering under TRW Global Enterprise Solutions.

TRW provides advanced-technology products and services for the global automotive, aerospace, and information systems markets. The company's news releases are available through TRW's corporate Web site, www.trw.com.



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